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Exhibit 10.43

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of this 3rd day of March, 2008 by and between Mac-Gray Corporation (the "Company") and                        (the "Executive"). Capitalized terms used herein but not otherwise defined shall have the respective meaning so ascribed in that certain Employment Agreement, dated as of March 14, 2007, by and between the Company and the Executive (the "Employment Agreement"). The Employment Agreement is hereby amended as follows:

        1.     Section 9 is hereby deleted in its entirety and replaced with the following:

          "9.    Disability.    The Company may terminate the Executive's employment if he is disabled and unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on the Executive. Nothing in this Section 9 shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq."

        2.     Section 11(b) is hereby deleted in its entirety and replaced with the following:

          "(b)    Termination by the Company Without Cause or by the Executive for Good Reason.    In the event of termination of the Executive's employment with the Company pursuant to Section 10(c) or 10(d) above, and subject to the Executive's agreement to a release of any and all legal claims in a form satisfactory to the Company and the lapse of the seven-day revocation period provided in the release, which such release must be executed by the Executive and delivered to the Company within twenty-one (21) days following the Executive's receipt thereof in order to be deemed effective for purposes of this Section 11(b), the Executive shall continue to receive (1) for eighteen (18) months commencing on the date of such termination (the 'Severance Period'), full Base Salary, (2) a one time lump sum payment in an amount equal to the Executive's average annual bonus over the three (3) fiscal years immediately prior to termination (or the Executive's annual bonus for the last fiscal year immediately prior to termination, if higher) payable by March 15 of the year following termination, (3) all other benefits and compensation that the Executive would have been entitled to under this Agreement in the absence of termination of employment during the Severance Period (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms or law), and, (4) if the Executive elects to continue group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as 'COBRA'), payment by the Company of the full COBRA premium during the Severance Period so long as the Executive remains eligible for COBRA coverage (collectively, the 'Severance Amount')."

        3.     Section 11 is further amended by adding subsections (e) and (f) at the end thereof:

          "(e)    Termination Associated with Disability.    In the event of termination of the Executive's employment with the Company pursuant to Section 9 above, for eighteen (18) months after such termination, the Company shall pay the Executive an amount, which when added to any disability pay provided by the Company, shall equal the Executive's full Salary in effect immediately prior to his termination of employment. If the Executive elects COBRA, the Company shall pay the full COBRA premium for eighteen (18) months. During this eighteen-month period, the Executive may also receive benefits under Section 5 of this Agreement, except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms or the law.

          (f)    Section 409A.    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code'), the Company determines that the Executive is a 'specified employee' within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months and one day after the Executive's separation from service, or (B) the Executive's death, and the initial payment shall include a catch-up payment that would otherwise have been paid during the six-month period but for the application of this provision. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party."

        4.     In all other respects the Employment Agreement is hereby affirmed and shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument as of the date first written above on behalf of the Company, by its duly authorized officer, and by the Executive.

Mac-Gray Corporation
By:
Name: Stewart G. MacDonald, Jr. Title: Chairman, Chief Executive Officer

Executive
Name:

[Signature Page to First Amendment to Employment Agreement]

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  Exhibit 10.43